SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SANCHEZ PRODUCTION PARTNERS LP

i

ii

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SANCHEZ PRODUCTION PARTNERS LP

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SANCHEZ PRODUCTION PARTNERS LP dated as of October 14, 2015, is entered into by and between Sanchez Production Partners GP LLC, a Delaware limited liability company, as the General Partner, and any other Persons who become Partners in the Partnership or parties hereto as provided herein.  In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis.  For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a)Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided,  however, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis.  To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.  With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of

1

Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Available Cash” means, with respect to the last day of any month ending prior to the Liquidation Date:

(a)the sum of:

(i)all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such month; and

(ii)if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such month resulting from Working Capital Borrowings made subsequent to the end of such month, less;

(b)the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future debt service requirements of the Partnership Group) for the month as of which the determination of Adjusted Available Cash is made, which amount shall not exceed the amount established in the most recent budget approved by the Board to which a Purchaser Designated Director (as defined in the Board Representation and Standstill Agreement) gave his or her consent.  Notwithstanding the foregoing, “Adjusted Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

 “Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments: (a) credit to such Capital Account any amount which such Partner is (i) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (ii) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d).

“Advisers” is defined in Section 7.10(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, for purposes of this Agreement, (i) the Partnership, on the one hand, and the Class A Preferred Unit Purchasers, on the other hand, shall not be considered Affiliates solely by virtue of such Class A Preferred Unit Purchasers holding Class A Preferred Units, and (ii) the Partnership, on the one hand, and the Class B Preferred Unit Holders, on the other hand, shall not be considered Affiliates solely by virtue of such Class B Preferred Unit Holders holding Class B Preferred Units or the right to appoint a member to the Board of Directors pursuant to the Board Representation and Standstill Agreement or as Affiliates of such member of the Board of Directors.

“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.8(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Sanchez Production Partners LP, as it may be further amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(c)the sum of:

(i)all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii)if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;

(d)the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i)provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future debt service requirements of the Partnership Group) subsequent to such Quarter;

(ii)comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii)provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the cash portion of any Class B Preferred Quarterly Distribution on all Class B Preferred Units with respect to such Quarter or Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company.  If any successor General Partner is a limited partnership, and its general partner is a corporation or limited liability company, the “Board of Directors” shall mean the board of directors or board of managers of the general partner of the General Partner.

“Board Representation and Standstill Agreement” means that certain Board Representation and Standstill Agreement, dated as of October 14, 2015, by and among the Partnership, the General Partner and Stonepeak, as the same may be amended, restated or otherwise modified from time to time.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event”  means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.3.  The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributed or contributes to the Partnership or that was or is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) replacement, improvement, addition or expansion of capital assets owned by any Group Member, (b) acquisition of existing or new capital assets (through an asset acquisition, merger, stock acquisition or other form of investment) or construction or development of new capital assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member had or has, or after such capital contribution had or will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of any replacement, improvement, addition or expansion of capital assets or acquisition of existing or new capital assets or construction or development of new capital assets, by such Person, in each case if and to the extent such replacement, improvement, addition, expansion, acquisition, construction or development is made to increase over the long-term, the operating capacity, operating income or asset base of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity, operating income or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such replacement, improvement, addition, expansion, acquisition, construction, development or Capital Contribution.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership or SPP LLC in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.  The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.8(a)(ii).

“claim” (as used in Section 7.12(c)) is defined in Section 7.12(c).

“Class A Holder Optional Conversion Date” has the meaning set forth in Section 5.9(b)(ii).

“Class A Preferred Conversion Date” means the Mandatory Conversion Date, the Partnership Optional Conversion Date, the Class A Holder Optional Conversion Date or the Class A Preferred Voluntary Conversion Date, as applicable.

“Class A Preferred Conversion Notice” has the meaning set forth in Section 5.9(b)(ii).

“Class A Preferred Conversion Price” means the lesser of (i) the Class A Preferred Unit Price applicable to the Class A Preferred Unit that is converted and (ii) the lowest price after March 31, 2015 and on or prior to the applicable Class A Preferred Conversion Date for which a Common Unit is issued by the Partnership (including pursuant to a Qualified Public Offering), other than in connection with an at-the-market offering or pursuant to the LTIP.

“Class A Preferred Conversion Rate” has the meaning set forth in Section 5.9(b)(i).

“Class A Preferred Distribution Rate” means an amount per Class A Preferred Unit equal to the following percentages of the applicable Class A Preferred Unit Price:  (i) from the Class A Preferred Issue Date applicable to such Class A Preferred Unit through and including March 31, 2016, 10.0% per annum (2.5% per quarter), (ii) from April 1, 2016 through and including March 31, 2017, 11.5% per annum (2.875% per quarter) and (iii) from and after April 1, 2017, 12.5% per annum (3.125% per quarter).

“Class A Preferred Holder” means a holder of a Class A Preferred Unit.

“Class A Preferred Issue Date” means, with respect to a Class A Preferred Holder, the definition set forth for the term “Closing Date” in the Class A Preferred Unit Purchase Agreement to which such Class A Preferred Holder is a party.

“Class A Preferred Liquidation Preference” means, with respect to each Class A Preferred Unit, an amount equal to the amount set forth in the definition for the term “Purchase Price” in the Class A Preferred Unit Purchase Agreement pursuant to which such Class A Preferred Unit was issued, plus all accrued and unpaid distributions on such Class A Preferred Unit to the applicable Class A Preferred Conversion Date.

“Class A Preferred PIK Unit” means a Class A Preferred Unit issued pursuant to a Class A Preferred Unit Distribution in accordance with Section 5.9(c).

“Class A Preferred Quarterly Distribution” has the meaning set forth in Section 5.9(c)(i).

“Class A Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class A Preferred Unit in this Agreement, including Class A Preferred PIK Units, provided that such Class A Preferred PIK Units shall be subject to such restrictions as are set forth herein. A Class A Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class A Preferred Unit Price” means, with respect to a Class A Preferred Unit, an amount equal to ten (10) times the amount set forth in the definition for the term “Purchase Price” in the Class A Preferred Unit Purchase Agreement pursuant to which such Class A Preferred Unit was issued.

“Class A Preferred Unit Purchase Agreement” means the applicable purchase agreement between the Partnership and a Class A Preferred Holder with respect to such Class A Preferred Holder’s Class A Preferred Units.

“Class A Preferred Unit Purchasers” means each of the Persons named on Schedule A to a Class A Preferred Unit Purchase Agreement.

“Class A Preferred Voluntary Conversion Date” has the meaning set forth in Section 5.9(b)(iv).

“Class A Units” means “Class A Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Class B Preferred Conversion Date” has the meaning set forth in Section 5.10(b)(i).

“Class B Preferred Conversion Notice” has the meaning set forth in Section 5.10(b)(i).

“Class B Preferred Conversion Price” means the lesser of (i) the Class B Preferred Unit Price, as may be adjusted pursuant to Section 5.10(b)(ix) and (ii) the volume weighted average price for which Common Units are issued by the Partnership (including pursuant to a Qualified Public Offering or in connection with an at-the-market offering) during the Subsequent Issuance Period, other than pursuant to the LTIP.

“Class B Preferred Conversion Rate” has the meaning set forth in Section 5.10(b)(i).

“Class B Preferred Distribution Rate” means an amount per Class B Preferred Unit equal to the following percentages from and after the Class B Preferred Issue Date applicable to such Class B Preferred Unit (pro rata for the Quarter in which such Class B Preferred Issue Date occurs) until such Class B Preferred Unit is no longer Outstanding:  (i) if paid fully in cash, 10% per annum (2.5% per quarter), and (ii) if paid in a combination of cash and Class B Preferred PIK Units, 8% per annum (2.0% per quarter) payable in cash and 4% per annum (1% per quarter) payable in Class B Preferred PIK Units (the “Class B Preferred Initial Distribution Rate”); provided, however, that (a) if the transactions contemplated by Section 5.10(f) have not been consummated on or before September 30, 2016, then from and after September 30, 2016 until the last day of the Quarter in which such transactions have been consummated, the Class B Preferred Initial Distribution Rate shall instead be the Class B Preferred Increased Distribution Rate and (b) if any Class A Preferred Units remain Outstanding after March 31, 2016, then from and after April 1, 2016 until the last day of the Quarter in which no Class A Preferred Units are Outstanding, the Class B Preferred Initial Distribution Rate shall instead be the Class B Preferred Increased Distribution Rate.

“Class B Preferred Holder” means a holder of a Class B Preferred Unit.

“Class B Preferred Increased Distribution Rate” means an amount per Class B Preferred Unit equal to the following percentages: (A) if paid fully in cash, 14% per annum (3.5% per quarter) and (B) if paid in a combination of cash and Class B Preferred PIK Units, 12% per annum (3% per quarter) payable in cash and 4% per annum (1% per quarter) payable in Class B Preferred PIK Units.

“Class B Preferred Issue Date” means October 14, 2015.

“Class B Preferred Liquidation Preference” means, with respect to each Class B Preferred Unit, an amount equal to the Class B Preferred Unit Price, plus all accrued and unpaid distributions on such Class B Preferred Unit and, without duplication, any increase in the balance of such accrued and unpaid distributions, as set forth in Section 5.10(c)(ii)(B), to the applicable Class B Preferred Conversion Date.

“Class B Preferred PIK Unit” means a Class B Preferred Unit issued pursuant to a Class B Preferred Unit Distribution in accordance with Section 5.10(c).

“Class B Preferred Quarterly Distribution” has the meaning set forth in Section 5.10(c)(i).

“Class B Preferred Redemption Date” means any date on which Class B Preferred Units are redeemed pursuant to Section 5.10(d), as set forth in a Class B Preferred Redemption Notice.

“Class B Preferred Redemption Notice” has the meaning set forth in Section 5.10(d)(iv).

“Class B Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class B Preferred Unit in this Agreement, including Class B Preferred PIK Units, provided that such Class B Preferred PIK Units shall be subject to such restrictions as are set forth herein. A Class B Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class B Preferred Unit Liquidation Amount” means the greater of (i) the Current Market Price (as of the relevant date of determination) or (ii) with respect to a redemption occurring, (A) on or before December 31, 2016, an amount equal to 160% of the Class B Preferred Liquidation Preference, (B) on or after January 1, 2017 and on or before December 31, 2017, an amount equal to 150% of the Class B Preferred Liquidation Preference, (C) on or after January 1, 2018 and on or before December 31, 2018, an amount equal to 130% of the Class B Preferred Liquidation Preference, (D) on or after January 1, 2019 and on or before December 31, 2019, an amount equal to 120% of the Class B Preferred Liquidation Preference, (E) on or after January 1, 2020 and on or before December 31, 2020, an amount equal to 110% of the Class B Preferred Liquidation Preference, and (F) on or after January 1, 2021, an amount equal to the Class B Preferred Liquidation Preference.

“Class B Preferred Unit Price” means, subject to Section 5.10(g), with respect to a Class B Preferred Unit, the amount set forth in the definition for the term “Purchase Price” in the Class B Preferred Unit Purchase Agreement.

“Class B Preferred Unit Purchase Agreement” means the Class B Preferred Unit Purchase Agreement between the Partnership and the Class B Preferred Unit Purchasers, dated as of September 25, 2015.

“Class B Preferred Unit Purchasers” means each of the Persons named on Schedule A to the Class B Preferred Unit Purchase Agreement.

“Class Z Units” means “Class Z Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Closing Date” means November 20, 2006, which is the first date on which SPP LLC issued and delivered Predecessor Units.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commercial Service Commencement Date” means the date on which a Capital Improvement or capital asset, as applicable, was or is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition or development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement. A Preferred Unit will not constitute a Common Unit until the applicable Preferred Conversion Date with respect to such Preferred Unit.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and awards that are granted to such director under the LTIP and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property or other assets shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Conversion Date” means the effective date and time of the conversion of SPP LLC from a limited liability company to the Partnership.

“Converted Units” means “Class A Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C.  Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xiv)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.8(b).

“Eligible Holder” means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.8.

“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.8.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur to maintain, over the long-term, the operating capacity, operating income or asset base of the Partnership Group existing at the time the estimate is made.  The Board of Directors will be permitted to make such estimate in any manner it determines reasonable.  The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures.  The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed.  Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Event of Withdrawal” is defined in Section 11.1(a).

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Excess Additional Book Basis” is defined in the definition of Additional Book Basis Derivative Items.

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Existing Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of March 31, 2015 among the Partnership, as Borrower, Royal Bank of Canada, as Administrative Agent, and the lenders from time to time party thereto, as may be amended, restated, refinanced, replaced or otherwise modified from time to time; provided that the credit facility provided under the Existing Credit Facility shall be, at all times, a revolving bank facility provided by commercial banks and/or affiliates of commercial banks that are primarily engaged in providing such facilities.

“Expansion Capital Expenditures” means cash expenditures for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures.  Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member entered or enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of (i) the Commercial Service Commencement Date for such Capital Improvement and (ii) the date that such Capital Improvement is abandoned or disposed of.  Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Capital Improvement and the incremental Incentive Distributions paid relating to newly issued equity to finance the construction of a Capital Improvement.  If capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation of such capital expenditures between the amounts paid for each.

“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(D).

“First Target Distribution” means $0.575 per Unit per Quarter (or, with respect to periods of more or less than one fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner and without any reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.  The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons or interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, is defined in Section 7.12(a).

“IDR Reset Common Unit” is defined in Section 5.8(a).

“IDR Reset Election” is defined in Section 5.8(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” is defined in Section 6.8.

“Indemnified Persons” is defined in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.8(c).

“Initial Common Units” means the Predecessor Units sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Predecessor Units to the public.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Predecessor Unit at which they were sold on the Closing Date or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class B Preferred Units, including, but not limited to, Common Units.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person who holds Predecessor Units or Converted Units on the Conversion Date, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the Partnership, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the replacement, improvement, addition or expansion of the capital assets owned by any Group Member or for the acquisition of existing or new capital assets or the construction or development of new capital assets) by a Group Member if such expenditures are made to maintain, over the long-term, the operating capacity, operating income or asset base of the Partnership Group.

“Mandatory Conversion Date” means the earlier of (i) March 31, 2018 and (ii) the closing date for a Qualified Public Offering.

“Member” means “Member” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Member Interest” means “Member Interest” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Merger Agreement” is defined in Section 14.1.

“Minimum Conversion Amount” means (i) a number of Class B Preferred Units having an aggregate value of $17.5 million, which value is calculated by multiplying the number of Class B

Preferred Units to be converted by the Class B Preferred Conversion Price or (ii) if the value of the Class B Preferred Units (calculated in accordance with clause (i) above) to be converted by the Class B Preferred Holder requesting conversion does not equal or exceed $17.5 million, then all of the Class B Preferred Units held by such Class B Preferred Holder.

“Minimum Quarterly Distribution” means $0.50 per Unit per Quarter (or with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with Section 5.3 and shall include Simulated Gain but shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided, that the determination of the items that have been specially allocated under Section 6.1(d) or Section 6.1(e) shall be made without regard to any reversal of such items under Section 6.1(d)(xiv).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3 and shall include Simulated Gain but shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided, that the determination of the items that have been specially allocated under Section 6.1(d) or Section 6.1(e) shall be made without regard to any reversal of such items under Section 6.1(d)(xiv).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3) that are recognized by the Partnership (i) after the Liquidation Date, (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) or (iii) upon the sale of assets to fund a redemption pursuant to Section 4.9(a)(iii) or Section 5.10(d), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.3(d) on the date of a Revaluation Event; provided,  however, that the items included in the determination of Net Termination Gain shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or Section 6.1(e).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3) that are recognized by the Partnership (i) after the Liquidation Date, (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) or (iii) upon the sale of assets to fund a redemption pursuant to Section 4.9(a)(iii) or Section 5.10(d) or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.3(d) on the date of a Revaluation Event; provided,  however, that the items included in the determination of Net Termination Loss shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or Section 6.1(e).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(d) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Offering Notice” is defined in Section 4.7(e)(iii).

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, amounts paid under the Shared Services Agreement, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts, Board of Directors, officer and employee compensation, repayment of Working Capital Borrowings, debt service payments and Estimated Maintenance Capital Expenditures, subject to the following:

(e)repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(f)payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(g)Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including in respect of Incentive Distribution Rights) or (vi) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases.  If capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation of such capital expenditures between the amounts paid for each; and

(h)(i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be amortized in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(i)the sum of (i) $20.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be amortized in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) in respect of equity issued, other than equity issued in the Initial Offering, to finance all or a portion of the

Expansion Capital Expenditures and paid in respect of the period beginning on the date that the Group Member entered or enters into a binding obligation to commence the replacement, improvement, addition, expansion, acquisition, construction or development of a Capital Improvement and ending on the earlier to occur of the Commercial Service Commencement Date for such Capital Improvement and the date on which such Capital Improvement is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued (including incremental Incentive Distributions), to finance the Expansion Capital Expenditures shall also be deemed to be equity issued to finance the replacement, improvement, addition, expansion, acquisition, construction or development of a Capital Improvement for purposes of this clause (iv)); less

(j)the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the General Partner or SPP LLC (or the Partnership’s or SPP LLC’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within 12 months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided,  however, that the General Partner’s estimates of disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), the General Partner’s estimates of cash received, or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of cash or cash equivalents to be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.  Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.  Customer payments that are paid no more than several days after their due date will be treated as paid on their due date.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided,  however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding (other than the Preferred Units), none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law or approved by the Board of Directors), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided,  further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply; provided, moreover, that if any Person or Group beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding solely as a result of actions taken by the Partnership, then the 20% threshold specified herein shall be increased, with respect to such Person, to a percentage equal to such Person’s new beneficial ownership after the taking of such action plus the difference between 20% and such Person’s beneficial ownership prior to such action.  For the avoidance of doubt, the Board of Directors has approved the issuance of the Class B Preferred Units (including the Common Units issued upon conversion thereof) to the Class B Preferred Unit Purchasers pursuant to the Class B Preferred Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Class B Preferred PIK Units (including any Common Units issued upon conversion thereof) issued to the Class B Preferred Unit Purchasers shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence do not apply to the Class B Preferred Unit Purchasers, their Affiliates or their permitted assigns with respect to their ownership of the Class B Preferred Units (including any Common Units issued upon conversion thereof).

“Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Class B Preferred Units.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners (and, as applicable, the Members prior to the Conversion Date).

“Partnership” means Sanchez Production Partners LP, a Delaware limited partnership (and, as applicable, SPP LLC prior to the Conversion Date).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interest (including, for the avoidance of doubt, any Preferred Unit and Incentive Distribution Right), but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (and, as applicable, Member Interests prior to the Conversion Date).

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Optional Conversion Date” has the meaning set forth in Section 5.9(b)(vi).

“Percentage Interest” means as of any date of determination as to any Unitholder with respect to Units or a class thereof, the quotient obtained by dividing the number of such Units held by such Unitholder, by the total number of such Outstanding Units. The Percentage Interest with respect to the General Partner Interest and an Incentive Distribution Right shall at all times be zero.

 “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“PIK Unit” means a Class A Preferred PIK Unit or a Class B Preferred PIK Unit.

“Predecessor Units” means “Common Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Preferred Conversion Date” means a Class A Preferred Conversion Date or a Class B Preferred Conversion Date, as applicable.

“Preferred Holder” means a Class A Preferred Holder or a Class B Preferred Holder, as applicable.

“Preferred Units” means the Class A Preferred Units and the Class B Preferred Units.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to (i) Units (other than the Preferred Units) or any class thereof, apportioned equally among all designated Outstanding Units (other than the Preferred Units) in accordance with the relative Percentage Interests of such Units, (ii) all Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (iii) some but not all Partners or Record Holders, in accordance with the relative Percentage Interests of such Partners or Record Holders and (b) when used with respect to Class A Preferred Units or Class B Preferred Units, apportioned among all Class A Preferred Holders or Class B Preferred Holders, as applicable, in accordance with the relative number or percentage of Class A Preferred Units or Class B Preferred Units, as applicable, held by each such holder to the total number of Outstanding Class A Preferred Units or Outstanding Class B Preferred Units, as applicable.

“Proposed Transaction” is defined in Section 4.7(e)(iii).

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Qualified Public Offering” means a firm commitment underwritten public offering by the Partnership of Common Units that results in the Partnership receiving gross proceeds (before underwriting discounts, commissions, fees and expenses) of not less than $75,000,000.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership or, with respect to the fiscal quarter of the Partnership in which the Conversion Date occurs, the portion of such fiscal quarter after the Conversion Date.

“Rate Eligibility Trigger” is defined in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9; provided that, for the avoidance of doubt, Partnership Interests owned by Stonepeak shall under no circumstances constitute Redeemable Interests.

“Registration Statement” means, collectively, the Registration Statements on Form S-4 (Registration Nos. 333-198440 and 333-202526) as they may have been or as they may be amended or supplemented from time to time, filed by SPP LLC with the Commission under the Securities Act to register the Common Units issued to the holders of the Predecessor Units and Converted Units in connection with the conversion of the Predecessor Units and Converted Units into Common Units.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii)  with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii), Section 6.1(d)(ix) or Section 6.1(e).

“Reset MQD” is defined in Section 5.8(a).

“Reset Notice” is defined in Section 5.8(b).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.3(d).

“ROFO Interest” is defined in Section 4.7(e)(iii).

“ROFO Response” is defined in Section 4.7(e)(iii).

“Sanchez” is defined in Section 4.7(e)(iii).

“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(E).

“Second Target Distribution” means $0.625 per Unit per Quarter (or, with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property or distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), or both, ranks senior to the Class B Preferred Units, including, but not limited to, the Class A Preferred Units.

“Shared Services Agreement” means that certain Shared Services Agreement between SP Holdings, LLC and SPP LLC dated May 8, 2014.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“SPP LLC” means Sanchez Production Partners LLC (formerly known as Constellation Energy Partners LLC), a Delaware limited liability company, which is being continued as of the Conversion Date as the Partnership.

“Stonepeak” means Stonepeak Catarina Holdings LLC, a Delaware limited liability company.

“Subsequent Issuance Period” means the period beginning on the Class B Preferred Issuance Date and ending on the date on which the Partnership has issued, in one or more transactions (excluding issuances pursuant to the LTIP), additional Common Units in exchange for cash in an aggregate amount equal to at least $75,000,000; provided, however, that if any Class A Preferred Units are converted on or before September 30, 2016 into Common Units at the Class A Preferred Conversion Rate (subject to adjustment pursuant to Section 5.9(b)(xiii)) pursuant to Section 5.9(b), then the aggregate amount of $75,000,000 shall be reduced by an amount equal to the Class A Preferred Liquidation Preference, multiplied by the number of Class A Preferred Common Units so converted.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).

“Third Target Distribution” means $0.875 per Unit per Quarter (or, with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Agreements” means (i) the Shared Services Agreement, (ii) that certain Contract Operating Agreement, dated May 8, 2014, between SPP LLC and Sanchez Oil & Gas Corporation, (iii) that certain Geophysical Seismic Data Use License Agreement, dated May 8,

2014, between SPP LLC, certain subsidiaries thereof and Sanchez Oil & Gas Corporation, and (iv) that certain Transition and Assistance Agreement, dated May 8, 2014, between SPP LLC, SP Holdings, LLC and Sanchez Oil & Gas Corporation.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Preferred Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Common Units and, subject to Section 13.13, the Incentive Distribution Rights together as a single class.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.  The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation.  Any construction or interpretation of this Agreement and any action taken pursuant thereto and any determination, in each case, made by the General Partner in good faith shall, in each case, be conclusive and binding on any Limited Partner, any Person who acquires an interest in a Partnership Interest and any other Person who is bound by this Agreement.

Article II
ORGANIZATION

Section 2.1Formation.  On the Conversion Date, SPP LLC converted from a limited liability company to the Partnership, with the Partnership continuing in all of the rights, privileges and powers of SPP LLC.  This Agreement shall become effective on the date hereof.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2Name.  The name of the Partnership shall be “Sanchez Production Partners LP”.  The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner.  The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.  The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company.  The principal office of the Partnership shall be located at 1000 Main Street, Suite 3000, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate.  The address of the General Partner shall be 1000 Main Street, Suite 3000, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and

(b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.  To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business and may, in its sole discretion, decline to so propose or approve free of any duty (fiduciary or otherwise) or obligation whatsoever to the Partnership, any Limited Partner or any Person who acquires an interest in the Partnership or is bound by this Agreement and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6Term.  The term of the Partnership commenced on the date of formation of SPP LLC in accordance with the Delaware Limited Liability Company Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII.  The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine.  The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

Article III
RIGHTS OF LIMITED PARTNERS

Section 3.1Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group.  Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4Rights of Limited Partners.

(a)Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i)true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);

(ii)a current list of the name and last known business, residence or mailing address of each Record Holder;

(iii)a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(iv)information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each Partner and the date on which each became a Partner; and

(v)such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

(b)The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c)Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

Article IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1Certificates.  Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates.  Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner.  No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.  The Transfer Agent may, and is hereby authorized to, effect any countersignature of any Certificate authorized or required by this Agreement either in manual form or by facsimile signature.

Section 4.2Mutilated, Destroyed, Lost or Stolen Certificates.

(a)If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b)The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.  Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4Transfer Generally.

(a)The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c)Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, limited liability company interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5Registration and Transfer of Limited Partner Interests.

(a)The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b)The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer.  No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.  Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c)Upon the receipt of proper transfer instructions from the registered owner of uncertificated Common Units, such uncertificated Common Units shall be cancelled, issuance of new equivalent uncertificated Common

Units shall be made to the holder of Common Units entitled thereto and the transaction shall be recorded upon the Partnership’s register.

(d)By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.7, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person.  The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e)Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.4, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f)The General Partner and its Affiliates shall have the right at any time to transfer their Common Units and the General Partner, its Affiliates and any other holder of Incentive Distribution Rights shall have the right at any time to transfer its Incentive Distribution Rights to one or more Persons without Unitholder approval.

Section 4.6Transfer of the General Partner’s General Partner Interest.

(a)The General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(b)Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member.  In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7Restrictions on Transfers.

(a)Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b)The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof).  The General Partner may impose such restrictions by amending this Agreement; provided,  however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d)The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.8 shall be subject to the restrictions imposed by Section 6.7.

(e)Transfer Restrictions on Preferred Units.

(i)Except as otherwise provided in this Section 4.7(e), no Preferred Unit shall be transferrable by any Preferred Holder without the prior written consent of the General Partner.

(ii)Notwithstanding anything to the contrary contained herein, a Preferred Holder shall be permitted to transfer any Preferred Units held by such Preferred Holder without the prior written consent of the General Partner to an Affiliate of such Preferred Holder or (A) in the case of a Class A Preferred Holder to another Class A Preferred Unit Holder or its Affiliates or (B) in the case of a Class B Preferred Holder to any Person, including another Class B Preferred Unit Holder or its Affiliates, subject to Section 4.7(e)(iii), provided that such Person agrees to be bound by the “standstill” provisions of the Board Representation and Standstill Agreement.

(iii)Until December 31, 2021, at any time prior to the sale or transfer of any Class B Preferred Units by a Class B Preferred Holder to a party or group (as defined by Section 13(d) of the Securities Exchange Act) other than an Affiliate or another Class B Preferred Holder (a “Proposed Transaction”), such selling Class B Preferred Holder shall first provide written notice (the “Offering Notice”) to the Partnership of its intention to enter into a Proposed Transaction.  The Partnership and its Affiliates (collectively, “Sanchez”) shall then have a right of first offer with respect to any or all of such Class B Preferred Units (the “ROFO Interest”).  Sanchez shall have 10 days following receipt of the Offering Notice to propose an offer to enter into the Proposed Transaction with such Class B Preferred Holder (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price Sanchez proposes to pay for the such Class B Preferred Units and the other terms of the purchase) pursuant to which Sanchez would be willing to enter into a binding agreement for such purpose.  If no ROFO Response is delivered by Sanchez within such 10-day period, then Sanchez shall be deemed to have waived its right of first offer with respect to such Proposed Transaction, and such Class B Preferred Holder shall be free to enter into a Proposed Transaction with any third person on terms and conditions determined in the sole discretion of such Class B Preferred Holder without the consent of the General Partner.  If Sanchez submits a ROFO Response, Sanchez and the Class B Preferred Holder shall negotiate, in good faith, the terms of the purchase and sale of all such Preferred Units for 15 days following the receipt of the ROFO Response by the Class B Preferred Holder.  If the Class B Preferred Holder and the Partnership are unable to agree on such terms during such 15-day period, the Class B Preferred Holder may, without the prior written consent of the General Partner, Transfer any or all such Class B Preferred Units to any third person on terms generally no less favorable to the Class B Preferred Holder within the next 180 days, subject to this Article IV.  Any Person acquiring Class B Preferred Units pursuant to this Section 4.7(e)(iii) (other than Sanchez) shall agree to be bound by the “standstill” provisions of the Board Representation and Standstill Agreement as a condition precedent to any such Transfer during the period such “standstill” provisions would have applied to Stonepeak in accordance with the terms of the Board Representation and Standstill Agreement.

(iv)Notwithstanding anything to the contrary contained herein, no Class A Preferred Holder shall transfer any Class A Preferred Units to any Person that (a) is an operating company (and not a financial institution) and (b) engages in the upstream energy business or otherwise provides similar services or engages in similar business as the Partnership at any time during the twelve months preceding the proposed transfer.  Notwithstanding anything to the contrary contained herein, no Class B Preferred Holder shall transfer any Class B Preferred Units to any Person that (a) is an operating company (and not a financial institution) and (b) engages in the upstream energy business, midstream energy business or otherwise provides similar services or engages in similar business as the Partnership at any time during the twelve months preceding the proposed transfer.

Section 4.8Eligibility Certificates; Ineligible Holders.

(a)If at any time the General Partner determines, with the advice of counsel, that:

(i)the Partnership’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Partnership otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii)any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner, and to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b)Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c)Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9.  In addition, if the General Partner exercises its right to redeem the Limited Partner Interests owned by such Limited Partner, the General

Partner shall be treated as the owner of all Limited Partner Interests owned by an Ineligible Holder and the Limited Partner with respect thereto.

(d)The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast.

(e)Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind.  Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Limited Partner Interest representing his right to receive his share of such distribution in kind.

(f)At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner and Limited Partner in respect of such Ineligible Holder’s Limited Partner Interests.

Section 4.9Redemption of Partnership Interests of Ineligible Holders.

(a)If at any time a Limited Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i)The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid.  The notice shall be deemed to have been given when so mailed.  The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)The aggregate redemption price for Redeemable Interests (except for any Class B Preferred Units) shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests.  The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)With respect to the redemption of any Class B Preferred Units pursuant to this Section 4.9, the redemption price for the Units so redeemed will be determined in accordance with the applicable formula set forth in Section 5.10(d)(i) based on the date of such redemption (provided that the right to redeem percentage for such calculation shall be 100%); provided, however, that (A) the redemption price for any redemption occurring under this Section 4.9 on or before December 31, 2016 for Class B Preferred Units shall be equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the date of redemption) of a Common Unit and (II) 160% of the Class B Preferred Liquidation Preference and (B) the redemption price for any redemption occurring under this Section 4.9 on or after January 1, 2017 and on or before December 31, 2017 for Class B Preferred Units shall be equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the date of redemption) of a Common Unit and (II) 150% of the Class B Preferred Liquidation Preference.  The redemption price shall be paid in cash at the time of the redemption.

(iv)The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(v)After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be an Ineligible Holder.

(c)Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement.  Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder.  If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

Article V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1Organizational Contributions.  On the Conversion Date, (a) each Predecessor Unit was converted into one Common Unit, (b) the Converted Units were converted into Common Units equal to 2.0% of the outstanding Common Units on the Conversion Date (after giving effect to the conversion of such Converted Units and the conversion of the Predecessor Units), (c) the Class Z Unit of SPP LLC was cancelled, (d) Sanchez Production Partners GP LLC, a Delaware limited liability company, was issued all of the General Partner Interests and (e) the Incentive Distribution Rights were issued to SP Holdings, LLC as contemplated by the Shared Services Agreement.

Section 5.2Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions.  No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.  Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.  Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.3Capital Accounts.

(a)The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest (including, with respect to the Preferred Units, the net amount of cash contributed for the Preferred Units by the holders thereof pursuant to a Class A Preferred Unit Purchase Agreement or the Class B Preferred Unit Purchase Agreement, as applicable) and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Preferred Units, unless otherwise required by applicable law.

(b)For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.3(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain, and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v)Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vi)Any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii)The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values.  The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)(i) Except as provided in this Section 5.3(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(i)Subject to Section 6.7(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph Section 5.3(c)(ii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units.  Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d)(i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.8, the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of a Preferred Unit in accordance with Section 5.9(b) or Section 5.10(b), the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Preferred Conversion Date, immediately after such Preferred Conversion Date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Preferred Unit, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each such Common Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of a Preferred Conversion Date is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Common Units so as to cause the Capital Account attributable to each such Common Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Preferred Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (including conversion of a Preferred Unit), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of the Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. For this purpose, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time (on a fully converted basis), and the amount of Partnership liabilities, and, if before the Preferred Conversion Date of any Preferred Units, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Preferred Units for which the Preferred Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event (including conversion of a Preferred Unit) shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(i)In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.4Issuances of Additional Partnership Interests.

(a)Subject to Section 5.10(e), the Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner in its sole discretion shall determine, all without the approval of any Limited Partners.

(b)Subject to Section 5.10(e), each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of

Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)The General Partner shall take all actions that it determines in its sole discretion to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.8, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests.  The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued.  The General Partner shall do all things necessary to comply with the Delaware Act and, subject to Section 5.10(e), is authorized and directed to do all things that it determines in its sole discretion to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d)No fractional Units shall be issued by the Partnership.

Section 5.5Limited Preemptive Right.  Except as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

Section 5.6Splits and Combinations.

(a)Subject to Section 5.6(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b)Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.  The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination.  The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes.  If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units.  If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.6(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than 0.5 Unit rounded to the next higher Unit).

Section 5.7Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.8Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a)Subject to the provisions of this Section 5.8, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when the Partnership has made a distribution pursuant to Section 6.4(g) for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.8(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the amount of cash distributions made by the Partnership in respect of the Incentive Distribution Rights for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.8(b)) by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit during each of the two full Quarters immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”).  If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied.  The making of the IDR Reset Election in the manner specified in Section 5.8(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.8(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.8(c) unless the IDR Reset Election is rescinded pursuant to Section 5.8(d).

(b)To exercise the right specified in Section 5.8(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership.  Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c)The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the 15th Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d)If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.8 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e)The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.8 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 175% of the Reset MQD.

(f)Upon the issuance of IDR Reset Common Units pursuant to Section 5.8(a) (or other Partnership Interests as described in Section 5.8(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distribution Rights.  In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.8(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(xi)(A) and Section 6.1(d)(xi)(B).

Section 5.9Establishment of Class A Preferred Units.

(a)General. The General Partner hereby designates and creates a series of Units, including any Class A Preferred PIK Units issued pursuant to Section 5.9(c), to be designated as “Class A Preferred Units,” having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.9.

(b)Conversion.

(i)Each Class A Preferred Unit, unless previously converted, shall automatically convert on the Mandatory Conversion Date into a number of Common Units equal to the Class A Preferred Liquidation Preference divided by the Class A Preferred Conversion Price (the “Class A Preferred Conversion Rate”), subject to adjustment pursuant to Section 5.9(b)(xiii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Mandatory Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(i), then the provisions of this Section 5.9(b)(i) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(i), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.  Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(i) on less than sixty-one (61) days prior written notice to the Partnership.

(ii)Each of the holders of Class A Preferred Units (including a Class A Preferred PIK Unit) shall have the right, from and after March 31, 2016 at the option of such holder, to request conversion in whole or in part of its Class A Preferred Units into a number of Common Units equal to the Class A Preferred Conversion Rate, subject to adjustment pursuant to Section 5.9(b)(xiii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Class A Holder Optional Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(ii), then the provisions of this Section 5.9(b)(ii) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(ii), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.  Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(ii) on less than sixty-one (61) days prior written notice to the Partnership.  To convert Class A Preferred Units into Common Units pursuant to this Section 5.9(b)(ii), the Class A Preferred Holder shall give written notice (a “Class A Preferred Conversion Notice”) to the Partnership stating that such holder elects to so convert Class A Preferred Units into Common Units and shall state therein with respect to Class A Preferred Units to be converted pursuant to Section 5.9(b)(ii):  (a) the number of Class A Preferred Units (including Class A Preferred PIK Units) to be converted, (b) the name or names in which such holder wishes the certificate or certificates for Common Units to be issued, (c) the holder’s computation of the number of Common Units to be received by the holder (or designated recipients) upon the Conversion Date and (d) the Class A Preferred Conversion Rate on the Class A Holder Optional Conversion Date. The date of any Class A Preferred Conversion Notice shall hereinafter be referred to as a “Class A Holder Optional Conversion Date.”

(iii)The Partnership shall have the right to cause all, but not less than all, of the Class A Preferred Units to convert into Common Units at the Class A Preferred Conversion Rate at any time beginning March 31, 2016, subject to adjustment pursuant to Section 5.9(b)(xiii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Partnership Optional Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iii), then the provisions of this Section 5.9(b)(iii) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iii), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.  Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(iii) on less than sixty-one (61) days prior written notice to the Partnership.

(iv)The Partnership and a Class A Preferred Holder may mutually agree, in their respective sole discretion, to convert some or all of the Class A Preferred Units held by such Class A Preferred Holder into Common Units at the Class A Preferred Conversion Rate at any time, subject to adjustment pursuant to Section 5.9(b)(xiii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such conversion that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iv), then the provisions of this Section 5.9(b)(iv) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A

Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iv), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.  Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(iv) on less than sixty-one (61) days prior written notice to the Partnership.  The mutually agreed upon date of any conversion pursuant to this Section 5.9(b)(iv) shall be hereinafter be referred to as a “Class A Preferred Voluntary Conversion Date.”

(v)If a Class A Preferred Unit conversion shall occur before a Record Date for payment of a distribution on the Common Units in respect of any completed Quarter and the Class A Preferred Units convert into additional Common Units, the additional Common Units issued in such conversion shall not receive the Common Unit distribution with respect to such completed Quarter.

(vi)In order to exercise the right to convert Class A Preferred Units prior to the Mandatory Conversion Date, the Partnership must:

(A)deliver to the Class A Preferred Holders a “Notice of Partnership Optional Conversion” (attached as Exhibit B to this Agreement) not later than 30 days prior to the Partnership Optional Conversion Date; and

(B)pay all transfer or similar taxes, if any, required under Section 5.9(b)(vii).

The date specified in the Notice of Partnership Optional Conversion is the “Partnership Optional Conversion Date.”

(vii)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Class A Preferred Units, other than the transfer taxes payable upon the issuance of Common Units upon conversion of Class A Preferred Units in a name or names other than that of the Class A Preferred Holder, which shall be paid by the converting Class A Preferred Holder.

(viii)Effective immediately prior to 5:00 p.m., New York City time, on the applicable Class A Preferred Conversion Date, distributions on the converted Class A Preferred Units shall cease to accrue and the converted Class A Preferred Units shall cease to be outstanding, in each case subject to the right of Class A Preferred Holders of such converted Class A Preferred Units to receive the consideration issuable upon conversion which they are entitled to pursuant to this Section 5.9(b).

(ix)As of 5:00 p.m., New York City time, on the applicable Class A Preferred Conversion Date, the issuance by the Partnership of Common Units upon conversion of Class A Preferred Units shall become effective and the Person entitled to receive such Common Units shall be treated for all purposes as the record holder or holders of such Common Units. Prior to 5:00 p.m., New York City time, on the applicable Class A Preferred Conversion Date, the Common Units issuable upon conversion shall be deemed not outstanding for any purpose, and Holders of Class A Preferred Units shall have no rights with respect to the Common Units issuable upon conversion by virtue of holding Class A Preferred Units.

(x)In connection with the conversion of any Class A Preferred Units, no fractional Common Units shall be issued to the converting Class A Preferred Holders. In lieu of any fractional Common Units issuable to a Class A Preferred Holder upon conversion, the Partnership shall pay or deliver, as applicable, to the converting Class A Preferred Holder, at the Partnership’s option, either (i) a number of Common Units rounded up to the next whole number of units, or (ii) an amount in cash (computed to the nearest cent) equal to the product of the fractional Common Unit and the Closing Price of Common Units on the Trading Day immediately preceding the applicable Class A Preferred Conversion Date.

(xi)If more than one Class A Preferred Unit shall be surrendered for conversion at one time by or for the same Class A Preferred Holder, the number of Common Units issuable upon conversion of those Class A Preferred Units shall be computed on the basis of the aggregate number of Class A Preferred Units so surrendered.

(xii)With respect to any conversion of Preferred Units,

(1) promptly following the applicable Class A Preferred Conversion Date, the Partnership shall instruct the Transfer Agent to deliver or cause to be delivered to the converting Class A Preferred Holder confirmation by book-entry of the whole number of Common Units issued upon conversion of such Class A Preferred Units; and

(2)on the Business Day immediately following the applicable Class A Preferred Conversion Date, the Partnership shall deliver or cause to be delivered to the converting Class A Preferred Holder any cash payment for any fractional units that the Partnership is obligated to pay under Section 5.9(b)(x).

(xiii)If the Partnership (1) makes a distribution on its Common Units in Common Units, (2) subdivides or splits its outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies its Common Units into a smaller number of Common Units or (4) issues by reclassification of its Common Units any Partnership Interest (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Class A Preferred Unit Price in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that the conversion of the Class A Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interest into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (3) and (4) above) that such holder would have been entitled to receive if the Class A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.9 relating to the Class A Preferred Units shall not be abridged or amended and that the Class A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class A Preferred Units had immediately prior to such transaction or event.  An adjustment made pursuant to this Section 5.9(b)(xiii) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split.  Such adjustment shall be made successively whenever any event described above shall occur.

(c)Distributions.

(i)Commencing with the Quarter ending on June 30, 2015 through the Class A Preferred Conversion Date, the holders of the Class A Preferred Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class A Preferred Quarterly Distribution”), prior to any other distributions made in respect of the any other Partnership Interests pursuant to Section 6.3, Section 6.4 or Section 6.5, in an amount equal to the Class A Preferred Distribution Rate on all Outstanding Class A Preferred Units. Distributions shall be paid on or about the last day of each of February, May, August and November following the end of each Quarter commencing with the Quarter ending June 30, 2015.  Each Record Date established pursuant to this Section 5.9(c)(i) for a Class A Preferred Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Company in respect of other Company Securities pursuant to Section 6.3, Section 6.4 or Section 6.5 for such Quarter.  For the Quarter ending June 30, 2015, through and including the Quarter ending June 30, 2016, Class A Preferred Quarterly Distributions shall be paid in Class A Preferred PIK Units.  For the Quarters ending from and after September 30, 2016, the Class A Preferred Quarterly Distributions may be paid in cash, in Class A Preferred PIK Units or in a combination thereof, as determined by the Board of Directors in its sole discretion, but shall be paid in Class A Preferred PIK Units absent an affirmative determination otherwise by the Board of Directors.  The number of Class A Preferred PIK Units to be issued to a Class A Preferred Holder on account of its Class A Preferred Units in connection with any Class A Preferred Quarterly Distribution paid in Class A Preferred PIK Units (commencing with the Quarter ending June 30, 2015) shall be determined by multiplying the Class A Preferred Distribution Rate by the number of Class A Preferred Units held by such Class A Preferred Holder.  Any fractional Class A Preferred PIK Unit will be rounded up to the nearest whole Class A Preferred PIK Unit.  Unless otherwise expressly provided, references in this Agreement to Class A Preferred Units shall include all Class A Preferred PIK Units Outstanding as of the date of such determination.  If, in violation of this Agreement, the Partnership fails to pay in full any in-kind Class A Preferred Quarterly Distribution when due, then the holders entitled to the unpaid Class A Preferred PIK Units shall be entitled to Class A Preferred Quarterly Distributions in subsequent Quarters, and to all other rights under this Agreement, as if such unpaid Class A Preferred PIK Units had in fact been distributed on the date due.  Nothing in this clause (i) shall alter the obligation of the Partnership to pay any unpaid Class A Preferred PIK Units or the right of Class A Preferred Holders to enforce this Agreement to compel the Partnership to distribute any unpaid Class A Preferred PIK Units.

(ii)Notwithstanding anything in this Section 5.9(c) to the contrary, with respect to Class A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Class A Preferred Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date, together with all accrued but unpaid distributions on the converted Class A Preferred Units.

(iii)When any Class A Preferred PIK Units are payable to a Class A Preferred Holder pursuant to this Section 5.9, the Partnership shall make a notation in book-entry form in the books of the Transfer Agent, or, at the request of a Class A Preferred Holder, issue to such Class A Preferred Holder a Certificate or Certificates for the number of Class A Preferred PIK Units to which such Class A Preferred Holder shall be entitled, and all such Class A Preferred PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(iv)For purposes of maintaining Capital Accounts, if the Partnership issues one or more Class A Preferred PIK Units with respect to a Class A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Class A Preferred Unit in an amount equal to the Class A Preferred Unit Distribution Rate attributable to such Class A Preferred PIK Units, and (ii) the holder of such Class A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class A Preferred PIK Units an amount of cash equal to the Class A Preferred Unit Distribution Rate attributable to such Class A Preferred PIK Units.

(v)Accrued and unpaid distributions in respect of the Class A Preferred Units will not constitute an obligation of the Partnership.

(d)Voting Rights. Except as provided in Section 5.9(f) or as a result of requirements imposed by the Delaware Act, the Class A Preferred Units shall have no voting rights.

(e)Certificates.

(i)If requested by a Class A Preferred Holder, the Class A Preferred Units shall be evidenced by Certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The Certificates evidencing Class A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

(ii)The Certificate(s) representing the Class A Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT

REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS MARCH 6, 2015, AS AMENDED, AND (ii) A CLASS A PREFERRED UNIT PURCHASE AGREEMENT, BY AND BETWEEN THE PARTNERSHIP AND THE UNIT PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iii)In connection with a sale of Class A Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class A Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the Certificate(s) representing such Class A Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

(f)Amendments.  This Section 5.9 shall not be amended in any manner that would adversely affect a Class A Preferred Holder without the prior written consent of such Class A Preferred Holder.

Section 5.10Establishment of Class B Preferred Units.

(a)General. The General Partner hereby designates and creates a series of Units, including any Class B Preferred PIK Units issued pursuant to Section 5.10(c), to be designated as “Class B Preferred Units,” having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.10.

(b)Conversion.

(i)Each of the holders of Class B Preferred Units (including a Class B Preferred PIK Unit) shall have the right, at any time at the option of such holder, to convert any number of its Class B Preferred Units in an aggregate amount exceeding the Minimum Conversion Amount into a number of Common Units equal to (A) the Class B Preferred Liquidation Preference, divided by the Class B Preferred Conversion Price (the “Class B Preferred Conversion Rate”), multiplied by (B) the number of its Class B Preferred Units to be converted, subject to adjustment pursuant to Section 5.10(b)(ix).    To convert Class B Preferred Units into Common Units pursuant to this Section 5.10(b)(i), the Class B Preferred Holder shall give written notice (a “Class B Preferred Conversion Notice”) to the Partnership stating that such holder elects to so convert Class B Preferred Units into Common Units and shall state therein with respect to Class B Preferred Units to be converted pursuant to this Section 5.10(b)(i):  (a) the number of Class B Preferred Units (including Class B Preferred PIK Units) to be converted, (b) the name or names in which such holder wishes the Certificate or Certificates for Common Units to be issued, (c) the holder’s computation of the number of Common Units to be received by the holder (or designated recipients) upon the Class B Preferred Conversion Date and (d) the Class B Preferred Conversion Rate on the Class B Preferred Conversion Date. The date of any Class B Preferred Conversion Notice shall hereinafter be referred to as a “Class B Preferred Conversion Date.”

(ii)If, on any Class B Preferred Conversion Date, the distribution pursuant to Section 5.10(c)(i) has not yet been made for the immediately preceding Quarter with respect to the Class B Preferred Units to be converted, the Partnership shall make a distribution pursuant to Section 5.10(c)(i) for such Quarter; provided, however, that if prior to the Class B Preferred Conversion Date, a Record Date for a distribution on the Common Units has been announced for such Quarter (which Record Date is after the Class B Preferred Conversion Date), then the amount to be distributed per Class B Preferred Unit pursuant to Section 5.10(c)(i) and this Section 5.10(b)(ii) shall be reduced by the amount of the distribution announced for each Common Unit for such Quarter.  With respect to any Quarter in which a Class B Preferred Conversion Date occurred, the holder of converted Class B Preferred Units shall not be entitled to distributions payable pursuant to Section 5.10(c)(i) for such Quarter with respect to such converted Class B Preferred Units and the Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date for such Quarter.

(iii)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Class B Preferred Units, other than the transfer taxes payable upon the issuance of Common Units upon conversion of Class B Preferred Units in a name or names other than that of the Class B Preferred Holder, which shall be paid by the converting Class B Preferred Holder.

(iv)Effective immediately prior to 5:00 p.m., New York City time, on the applicable Class B Preferred Conversion Date, distributions on the converted Class B Preferred Units shall cease to accrue and the converted Class B Preferred Units shall cease to be outstanding, in each case subject to the right of Class B Preferred Holders of such converted Class B Preferred Units to receive the consideration issuable upon conversion which they are entitled to pursuant to this Section 5.10(b).

(v)As of 5:00 p.m., New York City time, on the applicable Class B Preferred Conversion Date, the issuance by the Partnership of Common Units upon conversion of Class B Preferred Units shall become effective and the Person entitled to receive such Common Units shall be treated for all purposes as the record holder or holders of such Common Units. Prior to 5:00 p.m., New York City time, on the applicable Class B Preferred Conversion Date, the Common Units issuable upon conversion shall be deemed not outstanding for any purpose, and Holders of Class B Preferred Units shall have no rights with respect to the Common Units issuable upon conversion by virtue of holding Class B Preferred Units.

(vi)In connection with the conversion of any Class B Preferred Units, no fractional Common Units shall be issued to the converting Class B Preferred Holders. In lieu of any fractional Common Units issuable to a Class B Preferred Holder upon conversion, the Partnership shall pay or deliver, as applicable, to the converting Class B Preferred Holder, at the Partnership’s option, either (i) a number of Common Units rounded up to the next whole number of units, or (ii) an amount in cash (computed to the nearest cent) equal to the product of the fractional Common Unit and the Closing Price of Common Units on the Trading Day immediately preceding the applicable Class B Preferred Conversion Date.

(vii)If more than one Class B Preferred Unit shall be surrendered for conversion at one time by or for the same Class B Preferred Holder, the number of Common Units issuable upon conversion of those Class B Preferred Units shall be computed on the basis of the aggregate number of Class B Preferred Units so surrendered.

(viii)With respect to any conversion of Class B Preferred Units,

(1) promptly following the applicable Class B Preferred Conversion Date, the Partnership shall instruct the Transfer Agent to deliver or cause to be delivered to the converting Class B Preferred Holder confirmation by book-entry of the whole number of Common Units issued upon conversion of such Class B Preferred Units; and

(2)on the Business Day immediately following the applicable Class B Preferred Conversion Date, the Partnership shall deliver or cause to be delivered to the converting Class B Preferred Holder any cash payment for any fractional units that the Partnership is obligated to pay under Section 5.10(b)(vi).

(ix)If the Partnership (1) makes a distribution on its Common Units in Common Units, (2) subdivides or splits its outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies its Common Units into a smaller number of Common Units or (4) issues by reclassification of its Common Units any Partnership Interest (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Class B Preferred Unit Price in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that the conversion of the Class B Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interest into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (3) and (4) above) that such holder would have been entitled to receive if the Class B Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.10 relating to the Class B Preferred Units shall not be abridged or amended and that the Class B Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class B Preferred

Units had immediately prior to such transaction or event.  An adjustment made pursuant to this Section 5.10(b)(ix) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split.  Such adjustment shall be made successively whenever any event described above shall occur.

(x)The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class B Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.10(b).

(xi)All Common Units delivered upon conversion of the Class B Preferred Units in accordance with this Section 5.10(b) shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Securities Act, the Delaware Act or the Partnership Agreement.

(xii)The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class B Preferred Units and, if the Common Units are then listed or quoted on any National Securities Exchange shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class B Preferred Units to the extent permitted or required by the rules of such National Securities Exchange.

(c)Distributions.

(i)Commencing with the Quarter ending on December 31, 2015, the holders of the Class B Preferred Units as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Class B Preferred Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Interests (other than Class A Preferred Units) pursuant to Section 6.3, Section 6.4 or Section 6.5 or any other provision of this Agreement (other than Section 5.9(c)), in an amount equal to the Class B Preferred Distribution Rate on all Outstanding Class B Preferred Units.  Distributions shall be paid on or about the last day of each of February, May, August and November following the end of each Quarter commencing with the Quarter ending December 31, 2015 (pro rata for the period between the Class B Preferred Issue Date and the last day of such Quarter).  Each Record Date established pursuant to this Section 5.10(c)(i) for a Class B Preferred Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Company in respect of other Company Securities pursuant to Section 5.9(c), Section 6.3, Section 6.4 or Section 6.5 for such Quarter.  The Class B Preferred Quarterly Distributions may be paid either 100% in cash or in a combination of cash and Class B Preferred PIK Units, as more particularly set forth in the definition of Class B Preferred Distribution Rate, as determined by the Board of Directors in its sole discretion.  The amount of cash paid to a Class B Preferred Holder on account of each Class B Preferred Unit held by such Class B Preferred Holder shall be determined by multiplying the Class B Preferred Distribution Rate by the Class B Preferred Unit Price applicable to such Class B Preferred Unit.  The number of Class B Preferred PIK Units to be issued to a Class B Preferred Holder on account of its Class B Preferred Units in connection with any Class B Preferred Quarterly Distribution paid in Class B Preferred PIK Units shall be determined by multiplying the Class B Preferred Distribution Rate by the number of Class B Preferred Units held by such Class B Preferred Holder.  Any fractional Class B Preferred PIK Unit will be rounded up to the nearest whole Class B Preferred PIK Unit.  Unless otherwise expressly provided, references in this Agreement to Class B Preferred Units shall include all Class B Preferred PIK Units Outstanding as of the date of such determination.  If, in violation of this Agreement, the Partnership fails to pay in full any in-kind portion of a Class B Preferred Quarterly Distribution when due, then the holders entitled to the unpaid Class B Preferred PIK Units shall be entitled to Class B Preferred Quarterly Distributions in subsequent Quarters, and to all other rights under this Agreement, as if such unpaid Class B Preferred PIK Units had in fact been distributed on the date due.  Nothing in this Section 5.10(c)(i) shall alter the obligation of the Partnership to pay any unpaid Class B Preferred PIK Units or the right of Class B Preferred Holders to enforce this Agreement to compel the Partnership to distribute any unpaid Class B Preferred PIK Units.

(ii)Each Class B Preferred Quarterly Distribution (or, if applicable, portion thereof) for any Quarter that is payable in cash shall be paid in cash unless either the Partnership’s Available Cash is insufficient to pay the Class B Preferred Quarterly Distribution or such payment is prohibited by the terms of the Partnership’s material financing agreements, in which case (A) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash, (B) the balance of such accrued and unpaid distributions shall increase at a rate of 10% per annum, compounded quarterly, from the date such distribution was due until the date it is paid and (C) the Partnership shall not be permitted to, and shall not, declare or make (i) any cash distributions in respect of any Junior Securities or (ii) any cash distributions in respect of any Parity Securities, in each case, unless and until all accrued and unpaid cash distributions on the Class B Preferred Units have been paid in full in cash.

(iii)Unless Available Cash less cash on hand from Working Capital Borrowings or other amounts borrowed under the Existing Credit Facility during the Quarter or subsequent to Quarter-end at the time of such distribution equals at least 1.65 times the sum of (i) the aggregate cash component of such Class B Preferred Quarterly Distribution and (ii) the aggregate cash component, if any, of the Class A Preferred Quarterly Distribution for such Quarter, the Partnership shall not be permitted to, and shall not, declare or make (A) any cash distributions in respect of any Junior Securities or (B) any cash distributions in respect of any Parity Securities.

(iv)When any Class B Preferred PIK Units are payable to a Class B Preferred Holder pursuant to this Section 5.10, the Partnership shall make a notation in book-entry form in the books of the Transfer Agent, or, at the request of a Class B Preferred Holder, issue to such Class B Preferred Holder a Certificate or Certificates for the number of Class B Preferred PIK Units to which such Class B Preferred Holder shall be entitled, and all such Class B Preferred PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(v)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Class B Preferred PIK Units, other than the transfer taxes payable upon the issuance of Class B Preferred PIK Units in a name or names other than that of the Class B Preferred Holder, which shall be paid by the converting Class B Preferred Holder.

(vi)For purposes of maintaining Capital Accounts and as otherwise set forth herein, if the Partnership issues one or more Class B Preferred PIK Units with respect to a Class B Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Class B Preferred Unit in an amount equal to the Class B Preferred Distribution Rate attributable to such Class B Preferred PIK Units (rounded up as appropriate with respect to each whole Class B Preferred PIK Unit issued in lieu of a fractional interest therein), and (ii) the holder of such Class B Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class B Preferred PIK Units an amount of cash equal to the amount treated as distributed pursuant to Section 5.10(c)(i).

(vii)Accrued and unpaid distributions in respect of the Class B Preferred Units will not constitute an obligation of the Partnership.

(d)Redemption.

(i)The Partnership shall have the right to redeem Outstanding Class B Preferred Units as follows:

(A)commencing January 1, 2018 through and including December 31, 2018, the Partnership shall have the right to redeem 33.33% of the Outstanding Class B Preferred Units for cash in an amount equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the Class B Preferred Redemption Date) of a Common Unit and (II) 130% of the Class B Preferred Liquidation Preference;

(B)commencing January 1, 2019 through and including December 31, 2019, the Partnership shall have the right to redeem 66.67% of the Outstanding Class B Preferred Units as of January 1, 2018, less any Class B Preferred Units already redeemed pursuant to clause (A), for cash in an amount equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the Class B Preferred Redemption Date) of a Common Unit and (II) 120% of the Class B Preferred Liquidation Preference;

(C)commencing January 1, 2020 through and including December 31, 2020, the Partnership shall have the right to redeem 100% of the Outstanding Class B Preferred Units for cash in an amount equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the Class B Preferred Redemption Date) of a Common Unit and (II) 110% of the Class B Preferred Liquidation Preference; and

(D)commencing January 1, 2021, the Partnership shall have the right to redeem 100% of the Outstanding Class B Preferred Units for cash in an amount equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the Class B Preferred Redemption Date) of a Common Unit and (II) the Class B Preferred Liquidation Preference.

(ii)Failure to redeem the Outstanding Class B Preferred Units on or before December 31, 2021 shall be a breach by the Partnership of this Agreement, and the Class B Preferred Holders shall be entitled to pursue any and all rights or remedies that may be available to them at law or in equity in respect of such breach.  Without limiting the generality of the foregoing sentence, if all Outstanding Class B Preferred Units are not redeemed on or before December 31, 2021, then (A) the Class B Quarterly Distribution payable from and after December 31, 2021 in respect of the Class B Preferred Units not redeemed shall be in an amount equal to the Class B Preferred Increased Distribution Rate on all Outstanding Class B Preferred Units and (B) 100% of all Adjusted Available Cash on hand and thereafter received by the Partnership shall be distributed to the Class B Preferred Holders, pro rata in accordance with each Class B Preferred Holder’s ownership of Outstanding Class B Preferred Units, within five (5) Business Days after the end of each month, with the first distribution to occur no later than the fifth Business Day of January 2022 and continuing until all Outstanding Class B Preferred Units have been redeemed in accordance with Section 5.10(d)(i)(D).  Without limiting the generality of the foregoing, the right of the Class B Preferred Holders to have their Outstanding Class B Preferred Units redeemed pursuant to this Section 5.10(d)(ii) will be senior in right of payment to all distributions or redemptions of Partnership Interests by the Partnership.

(iii)Immediately prior to the redemption of the Class B Preferred Units on a Class B Preferred Redemption Date, the Partnership shall (A) with respect to the immediately preceding Quarter for which a distribution pursuant to Section 5.10(c)(i) has not yet been made, make a distribution pursuant to Section 5.10(c)(i) for such Quarter with respect to the Class B Preferred Units being redeemed and (B) with respect to the period from the beginning of the Quarter in which a Class B Preferred Redemption Date occurs through such Class B Preferred Redemption Date, make a distribution pursuant to Section 5.10(c)(i) for such period equal to (y) the product obtained by multiplying (1) the number of Class B Preferred Units held by such Class B Preferred Holder on such Class B Preferred Redemption Date that are being redeemed by (2) the Class B Preferred Distribution Rate, and multiplying such result by (z) a quotient obtained by dividing (1) the number of days from the beginning of the Quarter in which such Class B Preferred Redemption Date occurs through and including such Class B Preferred Redemption Date, by (2) the total number of days in the Quarter in which such Class B Preferred Redemption Date occurs.  For the avoidance of doubt, the distribution pursuant to this Section 5.10(d)(iii) shall not be considered part of the Class B Preferred Liquidation Preference.

(iv)No later than three (3) Trading Days before the Class B Preferred Redemption Date, the Partnership shall deliver a written notice in the form attached as Exhibit C hereto (the “Class B Preferred Redemption Notice”) to the Class B Preferred Holders stating that all or a portion of the Class B Preferred Units will be redeemed pursuant to this Section 5.10(d) on the Class B Preferred Redemption Date.  The Class B Preferred Redemption Notice shall state therein the number of Class B Preferred Units to be redeemed and the Partnership’s computation of the cash amount to be received by the Class B Preferred Holders upon redemption of such Class B Preferred Units.

(v)No later than ten (10) Trading Days following the Class B Preferred Redemption Date, the Partnership shall remit the applicable cash consideration to the Class B Preferred Holders.  The Class B Preferred Holders shall deliver to the Partnership any Certificates representing the Class B Preferred Units as soon as practicable following the Class B Preferred Redemption Date.  Class B Preferred Holders shall retain all of the rights and privileges of the Class B Preferred Units unless and until the full cash consideration due to them as a result of such redemption shall be paid in full in cash.

(e)Voting Rights; Amendment.

(i)Subject to the Board Representation and Standstill Agreement, the Class B Preferred Units will have such voting rights pursuant to this Agreement identical to the voting rights of the Common Units and shall vote together with the Common Units as a single class, so that the Class B Preferred Units (including, for the avoidance of doubt, the Class B Preferred PIK Units) will be entitled to one vote for each Common Unit into which such Class B Preferred Units are convertible, except that the Class B Preferred Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Preferred Units in relation to other classes of Partnership Interests in any material respect or as required by law or as otherwise set forth in this Section 5.10(e).  The affirmative vote of holders of a majority of the Outstanding Class B Preferred Units, voting separately as a class with one vote per Class B Preferred Unit, shall be required to approve any matter for which the Class B Preferred Holders are entitled to vote as a separate class.

(ii)Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of holders of a majority of the Outstanding Class B Preferred Units, voting separately as a class with one vote per Class B Preferred Unit, shall be necessary to amend this Agreement in any manner that (A) alters or changes the rights, powers, privileges or preferences or duties and obligations of the Class B Preferred Units in any material respect, (B)  results in the issuance of Class A Preferred Units or any additional Class B Preferred Units, other than Class A Preferred PIK Units issued pursuant to Section 5.9, Class B Preferred PIK Units or Class B Preferred Units created pursuant to Section 5.10(g), or (C) otherwise adversely affects the Class B Preferred Units, including, without limitation, the creation (by reclassification or otherwise) or issuance of any class of Senior Securities or Parity Securities (or amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Senior Securities or Parity Securities); provided, however, that the Partnership may, without the affirmative vote of holders of a majority of the Outstanding Class B Preferred Units, create (by reclassification or otherwise) and issue Junior Securities (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Securities) in an unlimited amount.

(iii)To the extent that any proposed amendment to this Agreement would adversely affect any Class B Preferred Holder in a disproportionate manner as compared to any other Class B Preferred Holder, the consent of such Class B Preferred Holder so adversely and disproportionately affected, in addition to the affirmative vote of the holders of a majority of the Outstanding Class B Preferred Units pursuant to Section 5.10(e)(ii), shall be necessary to effect such amendment.

(f)Common Equity Commitment.  On or before September 30, 2016, the Partnership shall use good faith efforts to issue, in one or more transactions (excluding issuances pursuant to the LTIP), additional Common Units in exchange for cash in an aggregate amount equal to at least $75,000,000; provided, however, that if any Class A Preferred Units are converted into Common Units at the Class A Preferred Conversion Rate (subject to adjustment pursuant to Section 5.9(b)(xiii)) pursuant to Section 5.9(b) on or before September 30, 2016, then the aggregate amount of $75,000,000 shall be reduced by an amount equal to the Class A Preferred Liquidation Preference, multiplied by the number of Class A Preferred Common Units so converted.

(g)Adjustment to Class B Preferred Unit Price.  During the Subsequent Issuance Period, if the Partnership issues any Common Units (including pursuant to a Qualified Public Offering or an at-the-market offering, but excluding issuances pursuant to the LTIP) at a price less than $18.00 per Common Unit, then the following adjustments shall be made promptly, but in no event later than 10 Business Days, following the end of the Subsequent Issuance Period:

(i)the definition of “Class B Preferred Unit Price” shall be deemed to be equal to the volume weighted average price for which such Common Units were issued during the Subsequent Issuance Period; and

(ii)the number of Class B Preferred Units held by each Class B Preferred Holder shall be split to take into account the new Class B Preferred Unit Price such that each Class B Preferred Holder shall hold a number of Class B Preferred Units equal to (A) $18.00, divided by (B) the volume weighted average price for which such Common Units were issued during the Subsequent Issuance Period, multiplied by (C) the number of Class B Preferred Units held by such Class B Preferred Holder, and any fractional Class B Preferred Unit resulting from such calculation will be rounded up to the nearest whole Class B Preferred Unit.

(h)Certificates.

(i)If requested by a Class B Preferred Holder, the Class B Preferred Units shall be evidenced by Certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The Certificates evidencing Class B Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

(ii)The Certificate(s) representing the Class B Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF OCTOBER 14, 2015, AND (ii) THE CLASS B PREFERRED UNIT PURCHASE AGREEMENT, BY AND BETWEEN THE PARTNERSHIP AND THE UNIT

PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iii)In connection with a sale of Class B Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class B Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the Certificate(s) representing such Class B Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

Article VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with Section 5.3(b)) for each taxable period shall be allocated among the Partners as provided herein below.

    (a)Net Income.  After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Income for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)First,  to the General Partner until the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods;

(ii)Second, to the Class A Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(a)(ii) until the Net Income allocated to such holders of Class A Preferred Units pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Class A Preferred Holders pursuant to Section 6.1(b)(iii) for all previous taxable periods;

(iii)Third, to the Class B Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(a)(iii) until the Net Income allocated to such holders of Class B Preferred Units pursuant to this Section 6.1(a)(iii) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Class B Preferred Holders pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(iv)The balance, if any, 100% to the Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them).

(b)Net Loss.  After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Loss for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)First,  to the Unitholders (other than Preferred Holders), Pro Rata (determined without regard to any Preferred Units then held by them); provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Preferred Units then held by such Unitholder;

(ii)Second, to the Class B Preferred Holders pro rata in accordance with the number of Class B Preferred Units held by them; provided, that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any such Class B Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(iii)Third, to the Class A Preferred Holders pro rata in accordance with the number of Class A Preferred Units held by them; provided, that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(iii) to the extent that such allocation would cause any such Class A Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(iv)The balance, if any, 100% to the General Partner.

(c)Net Termination Gains and Losses.  After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 5.9, Section 6.3, Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)Subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A)First,  to the General Partner until the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) for all previous taxable periods;

(B)Second,  to the Class A Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(c)(i)(B) until the Net Termination Gain allocated to such Class A Preferred Holders pursuant to this Section 6.1(c)(i)(B) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the Class A Preferred Holders pursuant to Section 6.1(c)(ii)(C) for all previous taxable periods;

(C)Third, to the Class B Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(c)(i)(C) until the Net Termination Gain allocated to such Class B Preferred Holders pursuant to this Section 6.1(c)(i)(C) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the Class B Preferred Holders pursuant to Section 6.1(c)(ii)(B) for all previous taxable periods;

(D)Fourth,  to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(d) with respect to such Common Unit for such Quarter, and (3) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to

Section 6.4(d) for such period (the sum of (1), (2), and (3)  is hereinafter referred to as the “First Liquidation Target Amount”);

(E)Fifth, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 87% to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(e) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F)Sixth, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 77% to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(f) for such period (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(G)Finally, 35.5% to the holders of the Incentive Distribution Rights, Pro Rata, and 64.5% to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them).

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may (1) adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero and (2) adjust the allocations of any Net Termination Gain arising in connection with a redemption of Class B Preferred Units, so as to cause the Per Unit Capital Amount associated with each Class B Preferred Unit being redeemed (after adjustment to take into account required allocations of income, gain, loss and deduction) to equal, to the maximum extent possible, the Class B Preferred Unit Liquidation Amount with respect to such Class B Preferred Unit.

(ii)Net Termination Loss shall be allocated:

(A)First, to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them) until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(B)Second, to the Class B Preferred Holders, pro rata in accordance with the number of Class B Preferred Units held by them until the Adjusted Capital Account in respect of each Class B Preferred Unit then Outstanding has been reduced to zero;

(C)Third,  to the Class A Preferred Holders, pro rata in accordance with the number of Class A Preferred Units held by them until the Adjusted Capital Account in respect of each Class A Preferred Unit then Outstanding has been reduced to zero; and

(D)The balance, if any, 100% to the General Partner.

(d)Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

(i)Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii)).  This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii), with respect to such taxable period.  This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)Priority Allocations.

(A)If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; provided, however, that this Section 6.1(d)(iii)(A) shall not apply to any Excess Distribution in respect to or measured by a distribution to a Preferred Unit.

(B)After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv)Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)Gross Income Allocation.  In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Common Unitholders Pro Rata.  If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated as determined by the General Partner in accordance with any permissible method under Treasury Regulation Section 1.752-3(a)(3).

(ix)Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.3, and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)Exercise of Noncompensatory Option.  Upon the exercise of a Noncompensatory Option, including a conversion of a Preferred Unit into a Common Unit, the Company shall make such special allocations as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(2).

(xi)Economic Uniformity; Changes in Law.

(A)With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.3(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.8, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.8 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(B)With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(C)For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof).  The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(xi)(C) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xii)Curative Allocation.

(A)Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1.  In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.  Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B)The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xiii)Equalization of Capital Accounts With Respect to Privately Placed Units. Net Termination Gain or Net Termination Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units, Pro Rata, or (B) Unitholders holding Common Units, Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

(xiv)Corrective and Other Allocations.  In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, Simulated Depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders and the holders of Incentive Distribution Rights, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B)If a sale or other taxable disposition of an Adjusted Property (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xiv)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property.  For purposes of this Section 6.1(d)(xiv)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement.  Any allocation made pursuant to this Section 6.1(d)(xiv)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xiv) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C)Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the General Partner, that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof.  In allocating Net Termination Loss pursuant to this Section 6.1(d)(xiv)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D)In making the allocations required under this Section 6.1(d)(xiv), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xiv).  Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xiv)(A) through Section 6.1(d)(xiv)(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xiv).

(xv)Allocations with respect to Preferred Units.

(A)Items of Partnership gross income shall be allocated to the Preferred Holders in amounts equal to the amount of cash actually distributed in respect of each such holder’s Preferred Units and the amount of cash treated as having been distributed with respect to Class B Preferred Units upon issuance of PIK Units, until the aggregate amount of such items allocated pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions actually made to the Preferred Holders pursuant to Section 5.9(c)(i) or Section 5.10(c), as applicable, or treated as having been made upon the issuance of PIK Units pursuant to Section 5.10(c)(vi) (for the avoidance of doubt, without taking into account the cash distribution treated as made to the Class A Preferred Holders pursuant to Section 5.9(c)(iv)); provided that the allocations to a Preferred Holder with respect to any distributions provided under this Section 6.1(d)(xv) shall be reduced to the extent such distributions are properly treated as guaranteed payments under Section 707(c) of the Code or payments to such Preferred Holder other than in its capacity as a partner pursuant to Section 707(a) of the Code.

(B)Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion or redemption of the last Outstanding Preferred Unit and (B) after tentatively making all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Class A Preferred Unit does not equal or exceed the Class A Preferred Liquidation Preference with respect to the Outstanding Class A Preferred Units or the Per Unit Capital Amount of each Class B Preferred Unit does not equal or exceed the Class B Preferred Unit Liquidation Amount, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner, to the maximum extent possible, first to cause the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Class A Preferred Liquidation Preference, and then to cause the Per Unit Capital Amount in respect of each Class B Preferred Unit to equal the Class B Preferred Unit Liquidation Amount.  For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Preferred Units to Preferred Holders.  In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xv)(B) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xv)(B), cause, first, the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Class A Preferred Liquidation Preference and then, the Per Unit Capital Amount in respect of each Class B Preferred Unit to equal the Class B Preferred Unit Liquidation Amount.

(e)Simulated Depletion and Simulated Loss.

(i)Except as otherwise required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k), Simulated Depletion with respect to each oil and gas property shall be allocated (A) first, among the Common Unitholders Pro Rata until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; (B) second, to the Class B Preferred Holders, pro rata in accordance with the number of Class B Preferred Units held by them until the Adjusted Capital Account in respect of each Class B Preferred Unit then Outstanding has been reduced to zero; (C) third, to the Class A Preferred Holders, pro rata in accordance with the number of Class A Preferred Units held by them until the Adjusted Capital Account in respect of each Class A Preferred Unit then Outstanding has been reduced to zero; and (D) thereafter, to the General Partner.

(ii)Simulated Loss with respect to the disposition of an oil and gas property shall be allocated among the Partners in proportion to their allocable share of total amount realized from such disposition under Section 6.2(c)(i).

Section 6.2Allocations for Tax Purposes.

(a)Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners in a manner determined appropriate by the General Partner to permit the Partners to take deductions for depletion, as computed for U.S. federal income tax purposes, to the maximum extent permissible in a manner consistent with the Partnership’s allocations of Simulated Depletion. Each Partner shall separately keep records of his adjusted tax basis in each oil and gas property, as initially determined by the General Partner as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

(c)Except as provided in Section 6.2(c)(iii), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i)first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the depletable basis of such property was allocated to the Partners pursuant to Section 6.2(b) (without regard to any special allocation of basis under Section 6.2(c)(iii));

(ii)second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this Section 6.1(c)(ii) will equal such Partner’s share of the Simulated Gain recognized by the Partnership from such sale or disposition.

(iii)The Partners recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(d)In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, other than oil and gas properties pursuant to Section 6.2(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(xi)(C)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(e)The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto.  If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property.  If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(f)In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(g)All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(h)Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided,  however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership

Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes.  The General Partner may revise, alter or otherwise modify such methods of allocation to the extent the General Partner determines necessary or appropriate to comply with Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

(i)Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(j)If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner may make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3Distributions; Characterization of Distributions; Distributions to Record Holders.

(a)On or about the last day of each of February, May, August and November following the end of each Quarter, beginning with the Quarter in which the Conversion Date occurs, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner.  All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter.  Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(b)Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d)Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution.  Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4Distributions from Operating Surplus. Cash and cash equivalents that are deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.4(b) in respect of additional Partnership Interests issued pursuant thereto:

(a)First, to the Unitholders holding Class A Preferred Units, Pro Rata, until there has been distributed in respect of each Class A Preferred Unit then Outstanding an amount equal to the Class A Preferred Quarterly Distribution;

(b)Second, to the Unitholders holding Class B Preferred Units, Pro Rata, until there has been distributed in respect of each Class B Preferred Unit then Outstanding an amount equal to the Class B Preferred Quarterly Distribution;

(c)Third, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(d)Fourth, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(e)Fifth, (A) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 87% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(f)Sixth, (A) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 77% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(g)Thereafter, (A) 35.5% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 64.5% to all Unitholders holding Common Units, Pro Rata;

provided,  however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(g).

Section 6.5Distributions from Capital Surplus.  Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise;

(a)First, 100% to Unitholders holding Class A Preferred Units, Pro Rata, until there has been distributed in respect of each Class A Preferred Unit then Outstanding an amount equal to the Class A Preferred Quarterly Distribution;

(b)Second, 100% to Unitholders holding Class B Preferred Units, Pro Rata, until there has been distributed in respect of each Class B Preferred Unit then Outstanding an amount equal to the Class B Preferred Quarterly Distribution;

(c)Third, 100% to Unitholders holding Common Units, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a); and

(d)Thereafter, all cash and cash equivalents that are distributed shall be distributed as if they were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6Adjustment of Target Distribution Levels.

(a)The Target Distributions shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests.  In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then-applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution.  If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date.  If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b)The Target Distributions shall also be subject to adjustment pursuant to Section 5.8 and Section 6.8.

Section 6.7Special Provisions Relating to the Holders of IDR Reset Common Units.

(a)A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.3(c)(ii).

(b)A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee.  In connection with the condition imposed by this Section 6.7(b), the General Partner may apply Section 5.3(c)(ii), Section 6.1(d)(xi) and Section 6.7(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

Section 6.8Entity-Level Taxation.  If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.8.  If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined.  For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.8 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner.  For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

Section 6.9Special Provisions Relating to the Preferred Holders.

(a)Except as otherwise provided herein, a Preferred Holder shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided,  however, that immediately upon the conversion of any Preferred Unit into Common Units pursuant to Section 5.9(b) or Section 5.10(b), the Unitholder holding a Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units.

(b)A Unitholder holding a Preferred Unit that has converted into a Common Unit pursuant to Section 5.9(b) or Section 5.10(b) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.9(b) as soon as practicable following a Preferred Conversion Date or as earlier provided herein.

Article VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1Management.

(a)The General Partner shall conduct, direct and manage all activities of the Partnership.  Except as otherwise expressly provided in this Agreement, including without limitation Section 5.10, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 5.10 and Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii)the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation, grant of a security interest in or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv)the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)the distribution of cash or cash equivalents by the Partnership;

(vii)the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii)the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x)the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii)the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance, purchase or other acquisition of options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests;

(xiv)the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv)the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, each Transaction Agreement and the other agreements described in or filed as exhibits to the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform or assume the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire an interest in a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery, performance or assumption by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire an interest in a Partnership Interest or the Persons who are otherwise bound by this Agreement.

Section 7.2Replacement of Fiduciary Duties.

(a)Each Limited Partner and any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, hereby agrees that (i) all fiduciary duties that would or could otherwise be owed to such Persons or to the Partnership by the General Partner, any of its Affiliates or by any Indemnitee under the Delaware Act or any other applicable law are hereby eliminated and (ii) the only duties owed by the General Partner, any of its Affiliates or any Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in any Partnership Interest or any other Person who is bound by this Agreement shall be the duties expressly provided under this Agreement and any duties provided under the Delaware Act or other applicable law that cannot be eliminated by agreement.

(b)Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3Certificate of Limited Partnership.  The General Partner shall use all reasonable efforts to cause to be filed such certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property.  To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.  Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4Restrictions on the General Partner’s Authority.  Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, encumber, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5Reimbursement of the General Partner.

(a)The General Partner and its Affiliates, without duplication, shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, including the fees and expenses payable by the Partnership pursuant to the Transaction Agreements), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates).  The General Partner shall determine in good faith the expenses that are allocable to the General Partner or any member of the Partnership Group.  Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.  The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

(b)The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof except and to the extent required under the rules of a National Securities Exchange to which the Partnership or its securities are subject), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including the LTIP and other plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests (or other awards under the LTIP) in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group.  The Partnership agrees to issue or sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices.  Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a).  Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6Outside Activities.

(a)The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquisition, ownership or disposition of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b)Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member.  No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

(c)Subject to the terms of Section 7.6(a) and Section 7.6(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary or any other duty existing at law, in equity or otherwise, or obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the

Partnership.  Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner).  No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity information to any Group Member.

(d)The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on or before the Conversion Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them.  The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

Section 7.7Indemnification.

(a)To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.  Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c)The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, or as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the

Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e)For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8Liability of Indemnitees.

(a)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in a Partnership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

(b)The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d)Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9Standards of Conduct and Modification of Duties.

(a)Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of the Partnership; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(c), then in lieu thereof, such determination or other action or inaction will be deemed to be in good faith for all purposes of this Agreement unless the Board of Directors of the General Partner believed such determination, other action or inaction did not meet the standard set forth in clause (iii) or (iv) of the first sentence of Section 7.9(c), as applicable; provided,  further, that if the Board of Directors of the General Partner is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will be deemed to be in good faith for all purposes of this Agreement unless the Board of Directors of the General Partner believed that the director did not satisfy the eligibility requirements to be a member of the Conflicts Committee.  In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b)Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (fiduciary or otherwise) hereunder or existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity.  For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(c)Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of the holders of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors of the General Partner to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).  The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval.  Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder Approval or adopt a resolution or course of action that has not received Special Approval or Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole discretion.  If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith.  In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors of the General Partner, as applicable, acted in good faith; in all cases subject to the provisions for conclusive determination in Section 7.10(b).  Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(d)Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.  Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e)The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group

Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(f)For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

(g)The Limited Partners expressly acknowledge and agree that none of the General Partner, the Board of Directors or any committee thereof is under any obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that none of the General Partner or any other Indemnitee shall be liable to the Limited Partners for monetary damages or equitable relief or losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

Section 7.10Other Matters Concerning the General Partner and Indemnitees.

(a)The General Partner, the Board of Directors (or any committee thereof) and any other Indemnitee may rely upon, and shall be protected from liability to the Partnership, any Partner, any Person who acquires an interest in a Partnership Interest, and any other Person bound by this Agreement in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)The General Partner, the Board of Directors (or any committee thereof) and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers (collectively, “Advisers”) selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.  In furtherance of the foregoing, the Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, hereby agrees that so long as the advice or opinion (including an Opinion of Counsel) referenced above is of an Adviser as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence, the conclusive good faith presumption will apply irrespective of the matters included in or omitted from any such advice or opinion.

(c)The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Section 7.11Purchase or Sale of Partnership Interests.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests.  As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.  Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, any Partnership Interests or options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests that are purchased or otherwise acquired by the Partnership or any Group Member may, in the sole discretion of the General Partner, be canceled or held by the Partnership in treasury and, if so held in treasury, shall no longer be deemed to be Outstanding for any purpose. For the avoidance of doubt, Partnership Interests or Derivative Instruments that are canceled or held by the Partnership in treasury (a) shall not be allocated Net Income (Loss) pursuant to Article VI, (b)  shall not be entitled to distributions pursuant to Article VI, and (c) shall neither be entitled to vote nor be counted for quorum purposes.

Section 7.12Registration Rights of the General Partner and its Affiliates.

(a)If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided,  however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); provided, further, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter.  In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided,  however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states.  Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided,  however, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act.  If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering.  Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.  During the two-year period set forth in Section 7.12(d), the Partnership shall not grant to any other Person registration rights similar to the rights set forth in this Section 7.12(b) that are superior to such rights without the consent of the General Partner (and any of its Affiliates) that holds rights pursuant to this Section 7.12(b).

(c)If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters.  Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file after such two-year period successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period.  The provisions of Section 7.12(c) shall continue in effect thereafter.

(e)The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f)Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

(g)The Partnership may enter into separate registration rights agreements with the General Partner or any of its Affiliates.

Section 7.13Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing.  In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Article VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a).  Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.  The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3Reports.

(a)As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b)As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c)The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

Article IX
TAX MATTERS

Section 9.1Tax Returns and Information.  The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner.  In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31.  The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends; provided that, if the 90th day is not a Business Day, then the 90th day shall be deemed to be the next Business Day.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2Tax Elections.

(a)The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.  Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(h) without regard to the actual price paid by such transferee.

(b)Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3Tax Controversies.  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4Withholding; Tax Payments.

(a)The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

(c)If any Partner (or any of its direct or indirect owners or Affiliates) is required to join in the filing of a combined group tax return for Texas franchise tax purposes with any member of the Partnership Group, the Partnership shall prepare such combined group return or reimburse such Partner for the cost of preparing such combined group return, and if such Partner (or any of its direct or indirect owners or Affiliates) pays the Texas franchise tax due with respect to such combined group return, the Partnership shall promptly reimburse the Partner in an amount equal to the incremental amount of Texas franchise tax due to the State of Texas (or any agency or instrumentality thereof) from such Partner (or any of its direct or indirect owners or Affiliates).  No amounts reimbursed pursuant hereto shall be treated as a distribution to the Partner with respect to its Partnership Interest (and instead will be treated as a reimbursement of Partnership expenses paid by the Partner or its Affiliates).  The Partnership and the Partners shall cooperate in the preparation and filing of any such tax returns, including sharing of information reasonably necessary to the preparation of such tax returns.

Article X
ADMISSION OF PARTNERS

Section 10.1Admission of Limited Partners.

(a)A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof.  A Person may become a Record Holder of a Unit without the consent or approval of any of the Partners.  A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.  The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.    Upon the conversion of Predecessor Units and Converted Units into Common Units on the Conversion Date as described in Article V, the holders thereof were automatically admitted to the Partnership as Limited Partners in respect of the Common Units issued to them.

(b)The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent.  The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).  A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c)Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission.  Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

Article XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1Withdrawal of the General Partner.

(a)The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)The General Partner is removed pursuant to Section 11.2;

(iv)The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v), Section 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence.  The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern Standard Time, on September 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern Standard Time, on September 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units.  The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members.  If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner.  The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to carry on the business of the Partnership and the other Group Members.  If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2.  Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2Removal of the General Partner.  The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class.  Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by a Unit Majority (including Common Units held by the General Partner and its Affiliates).  Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2.  The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member.  If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to carry on the business of the Partnership and the other Group Members.  The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel.  Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3Interest of Departing General Partner and Successor General Partner.

(a)In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal.  If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest.  In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest (which shall, for the avoidance of doubt, include a value for the non-economic General Partner Interest) shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter.  If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest.  In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b)If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest and taking into account both the value of the Incentive Distribution Rights and the non-economic General Partner Interest.  Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner.  For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the

Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date.  In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled.  In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

Article XII
DISSOLUTION AND LIQUIDATION

Section 12.1Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership.  Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b)an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c)the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(d)at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act; or

(e)any other dissolution event as required by the Delaware Act.

Section 12.2Continuation of the Business of the Partnership After Dissolution.  Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority.  Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs.  If such an election is so made, then:

(i)the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3Liquidator.  Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator.  The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Unit Majority.  The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by a Unit Majority.  Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Unit Majority.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree.  If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners.  The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners.  The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI.  With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.  When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury

Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8Capital Account Restoration.  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.  The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

Article XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d)subject to Section 5.10(e), a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.6 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)subject to Section 5.10(e), an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants and appreciation rights relating to the Partnership Interests pursuant to Section 5.4;

(h)any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l)any other amendments substantially similar to the foregoing.

Section 13.2Amendment Procedures.  Amendments to this Agreement may be proposed only by the General Partner.  To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law.  Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment.  If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment.  The General Partner shall notify all Record Holders upon final adoption of any amendments.  In proposing or approving any amendment that requires a vote of the Unitholders hereunder, to the fullest extent permitted by law, the General Partner may propose and approve any such amendment in its sole discretion and shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership

Section 13.3Amendment Requirements.

(a)Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

(b)Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.  If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)Except as provided in Section 13.1, the approval of Limited Partners (including the General Partner and its Affiliates) holding at least 75% of the Percentage Interests of all Limited Partners shall be required to alter, amend or adopt any provision inconsistent with or repeal this Section 13.3, Section 13.4, Section 13.5, Section 13.9 and Section 13.11.

Section 13.4Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.  Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed.  Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.  Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent.  A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1.  Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.  The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.  If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7Adjournment.  Any meeting may be adjourned by the chairman of the meeting one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting may be adjourned by the chairman of the meeting as to one or more proposals regardless of whether action has been taken on other matters.  If a quorum is present with respect to any one or more proposals, the chairman of the meeting may, but shall not be required to, cause a vote to be taken with respect to any such proposal or proposals which vote can be certified as final and effective notwithstanding the adjournment of the meeting with respect to any other proposal or proposals. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.  Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the sufficiency of notice, in which case, if notice to such Limited Partner is not in compliance with this Agreement, then attendance by such Limited Partner shall not constitute waiver of notice.

Section 13.9Quorum and Voting.  The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest.  The Limited Partners holding Outstanding Common Units shall be entitled to one vote per Unit on all matters submitted to the Limited Partners for approval.  At any meeting of the Partners at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required.  The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement.

Section 13.10Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting.  All minutes shall be kept with the records of the Partnership maintained by the General Partner.  The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.  A proxy purporting to be executed by or on behalf of a Limited Partner shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.  Subject to the provisions of the Delaware Act or this Agreement, the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, shall govern all matters concerning the giving, voting or validity of proxies, as if the Partnership were a Delaware corporation and the Limited Partners were stockholders of a Delaware corporation.

Section 13.11Action Without a Meeting.  Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern).  Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing.  The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner.  If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted.  If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.  Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all

Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12Right to Vote and Related Matters.

(a)Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry.  The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13Voting of Incentive Distribution Rights.

(a)For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b)Notwithstanding anything set forth in this Agreement to the contrary, if less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of the holders of Common Units, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect.  On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Common Units as a single class, except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Common Units when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement.  The relative voting power of the Incentive Distribution Rights and the Common Units will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c)In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

Article XIV
MERGER OR CONSOLIDATION

Section 14.1Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or plan of conversion in accordance with this Article XIV.

Section 14.2Procedure for Merger or Consolidation.

(a)Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided,  however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any duty (fiduciary or otherwise) or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)the terms and conditions of the proposed merger or consolidation;

(iv)the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii)such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3Approval by Limited Partners.

(a)Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII.  A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f)Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity.  Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4Certificate of Merger.  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5Effect of Merger or Consolidation.

(a)At the effective time of the certificate of merger:

(i)all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

Article XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1Right to Acquire Limited Partner Interests.

(a)Notwithstanding any other provision of this Agreement, if at any time the General Partner and its controlled Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any controlled Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its controlled Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its controlled Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)If the General Partner or any controlled Affiliate of the General Partner elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date.  Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York.  The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner or its controlled Affiliate, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner

Interests are listed or admitted to trading.  Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice.  On or prior to the Purchase Date the General Partner or its controlled Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner or its controlled Affiliate, as the case may be, on the record books of the Transfer Agent and the General Partner or its controlled Affiliate, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c)In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

Article XVI
GENERAL PROVISIONS

Section 16.1Addresses and Notices; Written Communications.

(a)Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below or any method approved by the National Securities Exchange on which the Partnership Interests are listed.  Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise.  Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.  An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.  If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners.  Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3.  The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7Third-Party Beneficiaries.  Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9Applicable Law; Forum, Venue and Jurisdiction.

(a)This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation):

(i)irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the

Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii)agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v)consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law;

(vi)IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and

(vii)agrees that if such Partner or Person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding, then such Partner or Person shall be obligated to reimburse the Partnership and its Affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

Section 16.10Invalidity of Provisions.  If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12Facsimile and Email Signatures.  The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first set forth above.

GENERAL PARTNER:

SANCHEZ PRODUCTION PARTNERS GP LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

SANCHEZ PRODUCTION PARTNERS GP LLC,
as general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

HOLDER OF INCENTIVE DISTRIBUTION RIGHTS AND SOLE MEMBER OF THE GENERAL PARTNER:

SP HOLDINGS, LLC

By:	SP Capital Holdings, LLC, its manager

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Manager

Signature Page to the

Second Amended and Restated Agreement of Limited Partnership

of

Sanchez Production Partners LP

EXHIBIT A
to the Second Amended and Restated Agreement of Limited Partnership of
Sanchez Production Partners LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Sanchez Production Partners LP

No.	Common Units

In accordance with Section 4.1 of the Agreement of Limited Partnership of Sanchez Production Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that __________________________ (the “Holder”) is the registered owner of _______________ Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.  The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement.  Copies of the Partnership Agreement are on file, and will be furnished without charge on delivery of written request to the Partnership, at the principal office of the Partnership located at 1000 Main Street, Suite 3000, Houston, Texas 77002.  Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SANCHEZ PRODUCTION PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SANCHEZ PRODUCTION PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SANCHEZ PRODUCTION PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED).  SANCHEZ PRODUCTION PARTNERS GP LLC, THE GENERAL PARTNER OF SANCHEZ PRODUCTION PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE (i) TO AVOID A SIGNIFICANT RISK OF SANCHEZ PRODUCTION PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (ii) TO PRESERVE THE ECONOMIC UNIFORMITY OF THE LIMITED PARTNER INTERESTS (OR ANY CLASS OR CLASSES THEREOF).  THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such person when any such transfer or admission is reflected on the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of the Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:		Sanchez Production Partners LP

Countersigned and Registered by:	By:	Sanchez Production Partners GP LLC, its General Partner

Computershare Trust Company, N.A.
As Transfer Agent and Registrar
By:
Name:
Title:

By:
Name:
Title:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

-as tenants by the entireties -as joint tenants with right of survivorship and not as tenants in common
TEN COM - as tenants in common TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT/TRANSFERS MIN ACT ____________Custodian___________ (Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
SANCHEZ PRODUCTION PARTNERS LP

FOR VALUE RECEIVED, __________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

______ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint __________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Sanchez Production Partners LP.

Date:___________________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C.  RULE 17Ad-15

(Signature) (Signature)

EXHIBIT B

FORM OF NOTICE OF PARTNERSHIP OPTIONAL CONVERSION

To the Holders of Class A Preferred Units:

Please take notice that Sanchez Production Partners LP (the “Partnership”) has irrevocably elected to convert all of the outstanding Class A Preferred Units (the “Class A Preferred Units”) into Common Units of the Partnership.  The conversion will be effective at 5:00 p.m., New York time on [_________].  The conversion rate will be calculated as set forth in Section 5.9(b)(i) of the Second Amended and Restated Agreement of Limited Partnership of the Partnership.

1

EXHIBIT C

FORM OF NOTICE OF CLASS B PREFERRED UNIT REDEMPTION

The undersigned hereby gives notice that the number of Class B Preferred Units (“Class B Preferred Units”) of Sanchez Production Partners LP indicated below will be redeemed for cash according to the conditions hereof, as of the date set forth below.

Redemption calculations:

Date to Effect Redemption:

Number of Class B Preferred Units to be Redeemed:

Amount of Cash to be paid to Holder:

SANCHEZ PRODUCTION PARTNERS LP

By:	Sanchez Production Partners GP LLC, its general partner

By:
Name:
Title:

2